[CABOT MICROELECTRONICS LOGO]

PRESS RELEASE

FOR IMMEDIATE RELEASE

                                     CONTACT:
                                     William S. Johnson
                                     Vice President and Chief Financial Officer
                                     Cabot Microelectronics Corporation
                                     630/375-6631


                     CABOT MICROELECTRONICS REPORTS RESULTS
                          FOR FIRST FISCAL QUARTER 2004



AURORA, IL, January 22, 2004 - Cabot Microelectronics Corporation (Nasdaq:
CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its first fiscal quarter ended December 31, 2003.

Total revenue for the first fiscal quarter of 2004 was $76.3 million, up 12.3% on a sequential basis from $67.9 million in the prior quarter and up 33.2% from $57.3 million in the first quarter a year ago. The revenue increase this quarter was primarily due to strengthening demand for the company's products within the semiconductor industry. Sequentially higher sales levels were achieved in all product lines and all geographic regions. Average price per gallon increased slightly this quarter due to better product mix and the effect of the U.S. dollar's weakening against the Japanese Yen.

Gross profit of $37.3 million in the first fiscal quarter was up sequentially from $34.4 million. However, as a percentage of revenue, gross profit decreased from 50.7% last quarter to 48.8%. This quarter gross profit was adversely affected by higher manufacturing and other product costs associated with meeting increasing customer requirements for higher product quality and greater product consistency. These higher costs this quarter more than offset the combined benefit of higher capacity utilization, due to this quarter's higher level of sales, and the absence of the $2.0 million charge recorded last quarter related to a minimum purchase obligation under a raw material supply agreement. Gross profit in the year ago quarter was $29.6 million, which represented 51.7% of revenue.

Operating expenses of $19.7 million, consisting of research and development, selling and marketing, and general and administrative expenses, decreased sequentially $0.8 million, and were $4.0 million higher than the year ago quarter. This decrease from the prior quarter was mainly due to lower spending on wafers and supplies used in the company's research and development program, and was partially offset by a modest increase in staffing costs. Operating expenses represented 25.8% of sales this quarter, compared with 30.2% in the prior quarter and 28.3% for full fiscal year 2003.





                                     -MORE-

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CABOT MICROELECTRONICS REPORTS RESULTS FOR FIRST FISCAL QUARTER 2004
                                                                     PAGE 2 OF 4

Net income for the quarter was $11.6 million, up 20.2% from $9.6 million in the previous quarter and up 25.1% from $9.3 million in the year ago quarter. Diluted earnings per share were $0.46 this quarter, compared to $0.39 in the previous quarter and $0.38 in the year ago quarter.


"We are pleased with our overall sales growth and profitability this quarter," stated William P. Noglows, Cabot Microelectronics' Chairman and CEO. "We believe that the investments and commitments we made during the prolonged industry downturn have positioned us well for what appears to be a strong recovery in the semiconductor industry. Our operating profit this quarter demonstrates our ability to leverage our substantial investment in research and development and other fixed operating expenses as sales increase. We remain committed to maintaining our leadership position in this competitive CMP slurry arena."


CONFERENCE CALL

Cabot Microelectronics' quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call and a subsequent replay will be available via webcast at www.cabotcmp.com. Access to the live call is also available by phone at 800-923-0061, access code 4711006. Callers outside of the U.S. can dial 706-634-5545. For assistance, call 630-499-2600. This press release, as well as the transcript of the formal comments made during the conference call, will be available in the Investor Relations section of the company's web site at www.cabotcmp.com.

ABOUT CABOT MICROELECTRONICS
Cabot Microelectronics Corp., headquartered in Aurora, IL., is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing processes. These products enable manufacturers of integrated circuits to make smaller, faster and more complex devices and improve their production processes. For more information about Cabot Microelectronics, visit www.cabotcmp.com or call 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of this market, international events, product performance, new product introductions and development of new products and technologies by Cabot Microelectronics. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause the actual results to differ materially from those described by these forward-looking statements. In particular, see "Risks Relating to Our Business" in Management's Discussion and Analysis in our annual report on Form 10-K for the fiscal year ended September 30, 2003, filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.

                                       ###

[Tables to follow]

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited in thousands, except per share amounts)


                                                                                     Quarter Ended
                                                                 -----------------------------------------------------
                                                                   Dec. 31,             Sept. 30,            Dec. 31,
                                                                     2003                2003                 2002
                                                                 ------------        ------------         ------------
      Revenue                                                    $     76,279        $     67,903         $     57,273

      Cost of goods sold                                               39,026              33,458               27,665
                                                                 ------------        ------------         ------------

              Gross profit                                             37,253              34,445               29,608

      Operating expenses:

          Research and development                                     10,723              12,469                8,635

          Selling and marketing                                         3,783               3,338                2,578

          General and administrative                                    5,124               4,607                4,368

          Amortization of intangibles                                      85                  85                   85
                                                                 ------------        ------------         ------------

              Total operating expenses                                 19,715              20,499               15,666
                                                                 ------------        ------------         ------------

      Operating income                                                 17,538              13,946               13,942

      Other income (expense), net                                          36                (111)                  (5)
                                                                 ------------        ------------         ------------

      Income before income taxes                                       17,574              13,835               13,937

      Provision for income taxes                                        5,976               4,186                4,669
                                                                 ------------        ------------         ------------

              Net income                                         $     11,598        $      9,649         $      9,268
                                                                 ============        ============         ============


Basic earnings per share                                         $       0.47        $       0.39         $       0.38
                                                                 ============        ============         ============

Weighted average basic shares outstanding                              24,733              24,591               24,300
                                                                 ============        ============         ============


Diluted earnings per share                                       $       0.46        $       0.39         $       0.38
                                                                 ============        ============         ============

Weighted average diluted shares outstanding                            24,994              25,049               24,579
                                                                 ============        ============         ============

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

                                                                                              December 31,      September 30,
                                                                                                  2003              2003
                                                                                             ------------       ------------
                                  ASSETS:

Current assets:
      Cash and cash equivalents                                                              $    127,359       $    111,318
      Accounts receivable, net                                                                     41,009             37,564
      Inventories, net                                                                             22,682             23,814
      Other current assets                                                                          7,039              6,416
                                                                                             ------------       ------------
          Total current assets                                                                    198,089            179,112

Property, plant and equipment, net                                                                132,117            133,695
Other long-term assets                                                                              2,728              2,810
                                                                                             ------------       ------------
          Total assets                                                                       $    332,934       $    315,617
                                                                                             ============       ============


          LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
      Accounts payable                                                                       $     12,819       $     12,521
      Capital lease obligations                                                                     1,746              1,716
      Accrued expenses, income taxes payable and other current liabilities                         16,133             14,679
                                                                                             ------------       ------------
          Total current liabilities                                                                30,698             28,916

Capital lease obligations                                                                           7,054              7,452
Deferred income taxes and other long-term liabilities                                               8,108              7,476
                                                                                             ------------       ------------
          Total liabilities                                                                        45,860             43,844

Stockholders' equity                                                                              287,074            271,773
                                                                                             ------------       ------------
          Total liabilities and stockholders' equity                                         $    332,934       $    315,617
                                                                                             ============       ============